EXHIBIT 99.1

Contact: Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

Palo Alto, CA, – November 8, 2005 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $17.9 million, or $0.34 per share, for the third quarter ended September 30, 2005, compared with a net loss of $16.1 million, or $0.37 per share, for the same quarter in 2004. For the quarter ended September 30, 2005, total operating costs and expenses increased to $19.8 million, from $16.8 million for the same quarter in 2004.

For the nine months ended September 30, 2005, Telik reported a net loss of $59.3 million, or $1.16 per share, compared with a net loss of $49.1 million, or $1.12 per share, for the nine months ended September 30, 2004. Total operating costs and expenses increased to $64.4 million for the nine months ended September 30, 2005 from $51.0 million for the first nine months of 2004.

The increase in total operating expenses in the three and nine months ended September 30, 2005 as compared to the same periods in 2004 was primarily due to expanded clinical development of TELCYTA™ (TLK286), including ongoing Phase 3 registration trials in ovarian and non-small cell lung cancer, and the Phase 2 clinical development of TELINTRA™ (TLK199).

At September 30, 2005, Telik had cash and equivalents of $219.1 million, compared with $138.6 million at December 31, 2004.

Telik will host its quarterly conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 800-288-8961 or 612-332-0718. An archive of the conference call will be available on the Telik website from approximately 8:00 p.m. Eastern time on November 8 through November 15, 2005, or by telephone at 800-475-6701 or 320-365-3844, access code 802015.

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA™ (TLK286), a tumor-activated small molecule product candidate. TELCYTA is in three Phase 3 registration trials, ASSIST-1, ASSIST-2 and ASSIST-3, in advanced ovarian and non-small cell lung cancer. A second drug development candidate, TELINTRA™ (TLK199), is in Phase 2 clinical development in myelodysplastic syndrome. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP™, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Contract revenue from collaborations	$—	$44	$19	$119

Operating costs and expenses:
Research and development	17,057	14,250	55,858	43,063
General and administrative	2,772	2,551	8,534	7,904

Total operating costs and expenses	19,829	16,801	64,392	50,967

Loss from operations	(19,829)	(16,757)	(64,373)	(50,848)

Interest income, net	1,901	695	5,070	1,793

Net loss	$(17,928)	$(16,062)	$(59,303)	$(49,055)

Basic and diluted net loss per common share	$(0.34)	$(0.37)	$(1.16)	$(1.12)

Weighted average shares used to calculate basic and diluted net loss per common share	51,995	43,714	50,986	43,675

Selected Balance Sheet Data (In thousands)
	September 30, 2005	December 31, 2004
	(unaudited)	(a)

Cash, cash equivalents, investments and restricted investments	$219,114	$138,647

Total assets	$227,342	$146,133

Stockholders’ equity	$210,610	$126,344

(a) Note:  Derived from audited financial statements